UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

February 26, 2015

Date of Report

(Date of earliest event reported)

Corporate Resource Services, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-36060	80-0551965
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

 160 Broadway 13th Floor, New York, NY 10038

(Address of principal executive offices and zip code)

                    (646) 443-2380

(Registrant’s telephone number, including area code)

                                    Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets

On February 26, 2015, the Company entered into an agreement to sell certain assets related to its Corporate Resource Development (“CRD”) subsidiary to the Noor Staffing Group, LLC (“Noor”).  Noor agreed to purchase the foregoing assets for approximately $7.3 million dollars payable at closing and $2.5 million payable over the next 41 months.  On February 27, 2015, the transaction was completed. CRD represented approximately $62 million of the Company’s 2014 billings (approximately 6% of all 2014 billings).

Item 8.01. Other Events.

On February 26, 2015, Corporate Resource Services, Inc. (the “Company”) mailed approximately 1,300 termination notices to certain customers which was incremental to the previously mailed termination notices. The notices generally provide for the Company to continue providing services for the next 30 days during which time we expect the customers to transition services to another provider. The customers notified on February 26, 2015 represented approximately $270 million of 2014 billings (approximately 27% of all 2014 billings). The aggregate termination notices mailed in 2015 represent approximately $720 million of 2014 billings (approximately 72% of all 2014 billings.)

In connection with the terminations, the Company will be closing or consolidating related offices and eliminating selling general and administrative expenses associated with these customers after the transition service period is completed. The cost associated with the elimination of these expenses which include lease termination expenses, severance and other related costs cannot be estimated at this time. The Company is continuing to evaluate sales opportunities for the balance of its businesses.

Item 9.01  Financial Statements and Exhibits

(d) Exhibits.

None.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 3, 2015	Corporate Resource Services, Inc.

	By:	/s/ John P. Messina, Sr.
Name: John P. Messina, Sr. Title: Chief Executive Officer